Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-291480, No. 333-268886, No. 333-268884, and Forms S-8 No. 333-251147 on Form S-8 of our report dated March 31, 2026, with respect to the consolidated financial statements of Afya Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Auditores Independentes Ltda.

Belo Horizonte, Brazil

March 31, 2026